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                               January 21, 1999
                                                                       EXHIBIT 5
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Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000



Ladies and Gentlemen:

     As counsel for Tele-Communications, Inc., a Delaware corporation (the "Company"), we have examined and are familiar with the registration statement on Form S-3 (the "Registration Statement"), which relates to the registration under the Securities Act of 1933, as amended (the "Act"), of shares (the "Shares") of the Company's Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share ("Series A Liberty Media Group Common Stock"), which may be delivered from time to time by Tele-Communications International Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("TINTA"), pursuant to the terms of the 4 1/2% Convertible Subordinated Debentures due 2006, issued by TINTA (the "TINTA Debentures"). The TINTA Debentures were issued under an Indenture between TINTA and The Bank of New York, as Trustee, dated as of February 7, 1996, as amended and supplemented by a First Supplemental Indenture thereto, dated as of November 19, 1998 (as so amended and supplemented, the "Indenture"). As described in the Registration Statement under the heading "Plan of Distribution", the terms of the Indenture permit the holders of TINTA Debentures to exchange principal for shares of Series A Liberty Media Group Common Stock.

     In connection therewith, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; records of proceedings of the Company's Board of Directors and the Executive Committee thereof with respect to the filing of the Registration Statement and related matters; the Indenture; and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the
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Company as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies. We have further assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance of the Shares.

     Based upon the foregoing, we are of the opinion that when the Shares are delivered upon exchange at the option of the holder of TINTA Debentures in accordance with the terms of the Indenture, such Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us contained therein under the heading "Validity of the Securities." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     Certain partners of Baker & Botts, L.L.P. may own common stock of the Company.

                              Very truly yours,



                              BAKER & BOTTS, L.L.P.